Exhibit 99.3

Can-Cal Resources Ltd. Announces First Tranche Closing of Financing

LAS VEGAS, NEVADA - (May 28, 2009) Can-Cal Resources Ltd. (“Can-Cal”) (OTCBB: CCRE) is pleased to announce it has completed the first tranche non-brokered private placement of 967,600 units (“Units”) at a price of US$0.125 per Unit for gross proceeds of US$120,950.  Each Unit consists of one common share (“Common Share”) and one Common Share purchase warrant (“Warrant”).  Each Warrant is exercisable into one Common Share at US$0.15 per share until March 31, 2011.  Proceeds of the private placement will be used for exploration and development of Can-Cal’s current properties including ongoing laboratory methodology processing and metallurgy testing in relation to precious metal extraction from Can-Cal’s Pisgah and Wikieup properties, to rescind certain shares as per the requirements of the BCSC in relation to the partial revocation of the CTO, and for general working capital requirements.  The securities issued pursuant to the private placement will be subject to a 4 month hold period from the date of issuance.

About Can-Cal

Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities.  Can-Cal is currently focusing its efforts on three main properties: Pisgah, California, Owl Canyon, California and Wikieup, Arizona.

Can-Cal is a publicly listed and trading company on the NASDAQ O.T.C. Bulletin Board (Symbol: CCRE).

FOR FURTHER INFORMATION PLEASE CONTACT:

Ronald D. Sloan, Chairman
Can-Cal Resources Ltd.
2500 Vista Mar Dr.
Las Vegas, Nevada 89128
Tel: (702) 243-1849
Fax: (702) 243-1869
Email: mining@lvcoxmail.com
Website: www.can-cal.com

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.